Exhibit 5.1

October 15, 2021

AELUMA, INC.

27 Castilian Drive

Goleta, California 93117

Re:	Registration Statement of AELUMA, INC.

Ladies and Gentlemen:

We have acted as U.S. securities counsel to AELUMA, INC., a Delaware corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of (1) up to 11,010,002 shares of common stock of the Company (the “Shares”), par value $0.0001 per share (the “Common Stock”) from time to time by certain selling stockholders (the “Selling Stockholders”) and (2) up to $360,000 worth of common stock issuable upon exercise of certain warrants issued to the placement agent pursuant to the placement agent agreement dated [●] (the “Warrant Shares”, and together with the Shares, the “Securities”), pursuant to a Registration Statement on Form S-1, File No. 333-259179, initially filed by the Company with the Commission on August 30, 2021, (as amended, the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that: when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”) and upon the sale of the Securities in accordance with the Registration Statement, the Securities are validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion letter after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

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